UNITED STATES SECURITIES AND EXCHAGE COMMISSION
 Washington, D.C.  20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported):
March 17, 2005

TELULAR CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	0-23212	36-3885440

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

647 N. Lakeview Parkway, Vernon Hills, Illinois  60061
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(847) 247-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFO 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1  -  Registrant’s Business Operations

Item 1.01	Entry into a Material Definitive Agreement

On March 17, 2005, the Compensation Committee of Telular Corporation (“the Company”) approved an employment agreement for John E. Berndt (“the Executive”), who is serving on an interim basis as its President and Chief Executive Officer until the Company is able to complete its selection process for a new President and Chief Executive Officer.  The agreement was made effective as of February 21, 2005, and the Executive’s employment will continue until either the election of a new permanent President and Chief Executive Officer or the termination of the agreement by either party. Under the agreement the Company will pay the Executive a base salary of $100,000 annually. In addition, under a Stock Option Agreement and a separate Supplemental Stock Option Agreement, the Executive was granted the option to purchase up to a total of 95,100 shares of the Company’s Common Stock at a price of $6.24 per share under the terms of the Company’s Fifth Amended and Restated Stock Incentive Plan.  Vesting of options under the Supplemental Stock Option Agreement is subject to satisfaction of performance criteria to be established by the Board of Directors quarterly, in addition to the time-in-service criterion applicable to vesting of options under both agreements.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement with John E. Berndt dated March 17, 2005
10.2	Stock Option Agreement with John E. Berndt dated March 17, 2005
10.3	Supplemental Stock Option Agreement with John E. Berndt dated March 17, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELULAR CORPORATION

Dated: March 21, 2005	By:	/s/ JEFFREY L. HERRMANN

Jeffrey L. Herrmann
Executive Vice President, Chief Operating Officer and Chief Financial Officer